Exhibit 99.1

Aceto Corporation One Hollow Lane Lake Success, New York 11042-1215

NEWS RELEASE

FOR IMMEDIATE RELEASE

ACETO CORPORATION ANNOUNCES 6% INCREASE IN OPERATING INCOME
COMPARED TO YEAR AGO QUARTER

LAKE SUCCESS, NY – November 9, 2007 – Aceto Corporation (NASDAQ:ACET), a global leader in the sourcing, regulatory support, marketing and distribution of chemically derived pharmaceuticals, biopharmaceuticals, specialty chemicals and crop protection products, today announced results of operations for the first fiscal quarter ended September 30, 2007.

Net sales for the first quarter were $79.5 million, an increase of 6.4% from $74.7 million in the year ago quarter.  Gross profit increased 15.9% to $14.6 million from $12.6 in the fiscal 2007 quarter. Selling, general and administrative expenses increased 17.8% to $10.8 million from $9.2 million in the fiscal 2007 quarter. Operating income increased 6.0% to $3.6 million compared to $3.4 million in the 2007 comparable quarter.  Net income decreased 47.4% to $1.3 million, or $0.05 per diluted share, down from $2.5 million or $0.10 per diluted share in the 2007 quarter. The fiscal 2008 quarter is being negatively impacted by two charges. The first charge is $0.9 million of expenses relating to an anti-trust case that Aceto has commenced against the owner of certain licensed technology used by one of Aceto’s crop protection products.  The second charge that impacted the first quarter was the devaluation of our tax deferred asset in Germany as the result of a change in the German tax rate from 40% to 30% which caused Aceto to take a non- cash charge of $1.4 million.

Leonard S. Schwartz, Chairman, CEO, and President of Aceto, stated, “We are pleased with the operating results that we have reported today.  Operating income in the first quarter of 2008 increased 6.0%, driven by the 6.4% increase in net sales and the 18.3% gross profit margin, partially offset by a 17.8% increase in selling, general and administrative expenses which was primarily the result of increased legal expenses, and expenses to support our increased marketing efforts. Had it not been for the two specific charges that negatively impacted the quarterly results, the largest of which was a non-cash expense, our net income would have been $0.13 per diluted share compared to the $0.10 reported in the fiscal 2007 first quarter.”

“I am extremely pleased to announce that we have taken another step forward with our Strategic Initiative to provide finished dosage form generic drugs by entering the market and taking an order for our first human finished dosage form generic drug, Ondansetron.  This product is used to prevent the nausea and vomiting associated with traditional cancer treatments, chemotherapy and radiation.  The product fits nicely into our business model of distributing mature products from small to mid size foreign manufacturers who have no direct access to the US markets.”

“During the first quarter of fiscal 2008 sales in our Health Sciences segment grew 9.8% from the 2007 comparable quarter, largely the result of increased sales in our domestic generics product group, as well as increased sales from our foreign subsidiaries, particularly Germany and Singapore.  Our Chemicals & Colorants sales decreased 1.9%, primarily the result of a decrease in the sales of pigment intermediates, other intermediates, and a decrease in sales of our products sold to the food and beverage industries.  These decreases were partially offset by increases in sales of our pigments products and our agricultural intermediates products.  Sales in Crop Protection increased 34.4%, primarily attributable to increased sales of our sprout inhibitor products.”

Updating the status of Aceto’s current Strategic Initiatives, Mr. Schwartz commented, “Looking at our initiative to provide vaccines for companion animals, the requisite animal challenge testing which needs to be redone under the revised testing protocol has begun. In addition, as we have previously disclosed, there will also be a requisite field safety test that will need to be completed.  At this point in time, based on our ongoing conversations with the USDA, we believe that these are the final two major steps in our path towards USDA approval.  As I have said before, please be reminded that this is a regulatory review and while we are doing everything that we can to expedite the process, there can be no assurance given as to when the approval process will be 100% completed. Our application represents the first time the USDA has been asked to approve a foreign produced vaccine for companion animals in the United States.  The USDA has therefore been extremely cautious throughout the process.  Once we receive the anticipated USDA approval, we plan to enter the market promptly with Aceto-branded product.

“In addition to our announcement regarding Ondansetron, we continue to focus our efforts on establishing relationships with other suppliers of ANDA approved products and increasing the number of products in our pipeline.  We believe there are no other distribution companies attempting to do what we are doing, attesting to our biggest competitive strength, the unique marriage of our global sourcing and regulatory capabilities.  Our primary target market, the large retail pharmacies continue to remain very interested in our new and unique business model and are working closely with us in our development activities.”

“Our initiative to enter the Japanese pharmaceutical market continues to move forward.  Aceto Japan, Inc. has been formed and to date we have commenced development activities for a number of products for multiple customers.  We are focusing our efforts on expanding our reach in Japan with respect to both customers and product offerings and we continue to be encouraged by the interest that Japanese pharmaceutical companies have shown in our business model. The key component to our Japanese strategy is the fact that we will be employing Japanese nationals as well as utilizing traditional Japanese business practices and culture at Aceto Japan.”

“With respect to our Crop Protection business, the Aceto model for growth involves partnering with distribution companies to secure entry into the marketplace and acquiring new products for distribution by the acquisition or development of intellectual property leading to an EPA label.  As you may remember, Asulam was the first successful new product launched under this business model.  We have recently entered into a joint venture agreement with a large agrochemical company to launch our second product under this same model. We believe that we will be selling the product beginning with the 2009 growing season, or perhaps sooner. ”

“As you may recall, last quarter we announced we were commencing a new activity for the Company, that is the research and development for two finished dosage form pharmaceuticals in Europe. I am pleased to report that both of the projects are going well. As this is a new activity for the Company, you will see that for the first time we have listed R&D expense as a separate item on our income statement.”

Mr. Schwartz added, “As we continue to look for ways to further globalize our business, I am announcing today that we have established a new Strategic Initiative for the Company, the globalization of our nutraceutical business.”

“In fiscal 2007, our nutraceutical business had total worldwide sales of approximately $32 million with $22 million of those sales coming from the United States.  The balance of the sales, $10 million, comes from Europe and is the result of three years of work since entering the European market in 2004. As a result of this success, and the growth potential we see in that market due to changing European attitudes toward nutritional products, we have decided to globalize this important Aceto business and at the same time, create a new European business strategy. We have created a new position in Europe, Director-European Nutraceuticals, and have engaged a person with many years of experience in this business who will be responsible for all of Europe and report directly to US corporate headquarters. This is the first time that we have established a pan European business.”

Mr. Schwartz concluded, “We ended the first quarter of fiscal 2008 with working capital of $118.3 million, no long-term bank debt and shareholders’ equity of $128.7 million.  We believe this level of working capital provides us the financial strength to move our strategic initiatives forward. We remain optimistic about the Company’s long-term business prospects, with our core businesses serving as a solid foundation for future growth.  In terms of financial guidance, we expect to earn approximately $0.07 per diluted share in the second quarter of fiscal 2008, compared to $0.07 in the second quarter of fiscal 2007.

CONFERENCE CALL

Leonard S. Schwartz, Chairman, CEO, and President, and Douglas Roth, CFO, will conduct a conference call at 10:00 a.m. ET on Friday, November 9, 2007. Interested parties may participate in the call by dialing 888-787-0577 (706-679-3204 for international callers) – please call in 10 minutes before the call is scheduled to begin, and ask for the Aceto call (conference ID # 21223768).  The conference call will also be webcast live via the Investor Relations section of the Company’s website, www.aceto.com.  To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software.  The conference call will be archived on the Company’s website, and a recorded phone replay will also be available from 1:00 p.m. ET on Friday, November 9, 2007 until 5:00 p.m. ET on Monday, November 12, 2007.  Dial 800-642-1687 (706-645-9291 for international callers) and enter the code 21223768 for the phone replay.

ABOUT ACETO

Aceto Corporation, incorporated in 1947, is a global leader in the sourcing, regulatory support, marketing and distribution of chemically derived pharmaceuticals, biopharmaceuticals, specialty chemicals and crop protection products.  With a physical presence in ten countries, Aceto distributes over 1000 chemicals and pharmaceuticals used principally as raw materials in the pharmaceutical, crop protection, surface coating/ink and general chemical consuming industries. Aceto’s global operations, including a staff of 26 in Shanghai and 12 in India are unique in the industry and enable its worldwide sourcing and regulatory capabilities. (ACET-F)

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations, estimates and projections of management. Aceto intends for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," or variations of such words are intended to identify such forward-looking statements. The forward-looking statements contained in this press release include, but are not limited to, statements regarding the Company’s strategic initiatives, including selling finished dosage form generic drugs, providing vaccines for companion animals, entering into the Japanese pharmaceutical market, selling another crop protection product beginning with the 2009 growing season, or perhaps sooner, and the globalization of our nutraceutical business, our level of working capital, results for the second quarter of fiscal year 2008, and prospects for long-term growth.  All forward-looking statements in this press release are made as of the date of this press release, and Aceto assumes no obligation to update these forward-looking statements whether as a result of new information, future events or otherwise, other than as required by law.  The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. These uncertainties include, but are not limited to, the mix of products sold and the profit margins thereon, order cancellation or a reduction in orders from customers, competitive product offerings and pricing actions, the availability and pricing of key raw materials, dependence on key members of management, risk of entering into new European markets, continued successful integration of acquisitions, economic and political conditions in the United States and abroad, as well as other risks detailed in the Company's SEC reports, including the Company's Form 10-K and other filings. Copies of these filings are available at www.sec.gov.

For information contact:
Theodore Ayvas
Director of Corporate Communications
 & Investor Relations
Aceto Corporation
(516) 627-6000
www.aceto.com

Aceto Corporation
Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	September 30,
	2007	2006
Net sales	$79,528	$74,725
Cost of sales	64,965	62,164
Gross profit	14,563	12,561
Gross profit %	18.31%	16.81%

Selling, general and
administrative expenses	10,786	9,155
Research and development expenses	172	6
Operating income	3,605	3,400

Other income, net of
interest expense	312	275

Income before income taxes	3,917	3,675
Provision for income taxes	2,623	1,213
Net income	$1,294	$2,462

Net income per common share	$0.05	$0.10

Diluted net income per common share	$0.05	$0.10

Weighted average shares outstanding:
Basic	24,336	24,282
Diluted	24,851	24,581

Aceto Corporation
Consolidated Balance Sheet
(in thousands, except per-share amounts)

	Sept. 30, 2007	June 30, 2007

	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$37,416	$32,320
Investments	3,098	3,036
Trade receivables: less allowances for doubtful
accounts: Sept 30, 2007 $413; and June 30, 2007 $491	56,120	58,206
Other receivables	5,036	3,123
Inventory	59,759	60,679
Prepaid expenses and other current assets	1,369	1,128
Deferred income tax benefit, net	2,564	2,541

Total current assets	165,362	161,033

Long-term notes receivable	424	449
Property and equipment, net	4,235	4,406
Property held for sale	5,268	5,268
Goodwill	1,877	1,820
Intangible assets, net	5,750	5,817
Deferred income tax benefit, net	4,313	5,958
Other assets	4,013	3,727

Total Assets	$191,242	$188,478

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$28,796	$32,539
Short term bank loans	-	25
Note payable - related party	500	500
Accrued expenses	16,929	14,154
Deferred income tax liability	885	885
Total current liabilities	47,110	48,103

Long-term liabilities	6,688	6,684
Environmental remediation liability	5,816	5,816
Deferred income tax liability	2,592	2,746
Minority interest	320	302
Total liabilities	62,526	63,651

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value:
(40,000 shares authorized; 25,644 shares issued;
24,346 and 24,330 shares outstanding at
Sept. 30, 2007 and June 30, 2007, respectively)	256	256
Capital in excess of par value	56,885	56,854
Retained earnings	75,713	74,419
Treasury stock, at cost:
(1,298 and 1,314 shares at Sept.
30, 2007 and June 30 2007, respectively)	(12,542)	(12,693)
Accumulated other comprehensive income	8,404	5,991
Total shareholders' equity	128,716	124,827

Total liabilities and shareholders' equity	$191,242	$188,478